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                                                                    Exhibit 11.0

                        OCTEL COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             YEAR ENDED JUNE 30,
                                                                  ---------------------------------------------

                                                                  1996               1995             1994
                                                                --------           --------          -------
PRIMARY NET INCOME PER SHARE
Net income                                                      $ 50,784           $ 31,132          $13,543
                                                                ========           ========          =======

Weighted average shares outstanding                               49,694             47,406            47,218

Dilutive effect of outstanding stock options (as determined by
    the application of the treasury stock method)                  4,224              2,042             2,974

Other                                                               (359)                 -                 -
                                                                --------           --------          --------

                                                                  53,559             49,448            50,192
                                                                ========           ========          ========

Primary diluted net income per common and
    equivalent share                                            $   0.95           $   0.63          $   0.27
                                                                ========           ========          ========


FULLY DILUTED NET INCOME PER SHARE
Net income                                                      $ 50,784           $ 31,132          $ 13,543
                                                                ========           ========          ========

Weighted average shares outstanding                               49,694             47,406            47,218

Dilutive effect of outstanding stock options (as determined by
    the application of the treasury stock method)                  4,439              4,050             2,974


Other                                                               (346)                 -                 -
                                                                --------           --------          --------

                                                                  53,787             51,456            50,192
                                                                ========           ========          ========

Fully diluted net income per common and
         equivalent share                                       $   0.94           $   0.61          $   0.27
                                                                ========           ========          ========